Exhibit 10.4

CERTAIN INFORMATION INDICATED BY [***] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT UNDER RULE 24B-2.

ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of February 14, 2014 by and among HARVEST ENGINEERING INC., a Delaware corporation (“Seller”), HARVEST ENGINEERING LLC, an Illinois limited liability company (the “Harvest, LLC”), STEPHEN MEYER (“S. Meyer”), BRUCE MEYER (“B. Meyer” and, together with S. Meyer, the “Members”) and ELECTRO-SENSORS, INC., a Minnesota corporation (the “Purchaser”).

          WHEREAS, the Seller owns hazard monitoring products known as the “Insta-Link” hazard monitoring system and product family and its related technologies and Seller and Harvest LLC are or have been in the business of designing, developing, manufacturing and selling such products and technologies (the “Business”).

          WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all products and associated technologies, know-how, intellectual property rights and certain other assets relating to the Business, upon the terms and subject to the conditions of this Agreement.

          WHEREAS, each of Harvest, LLC and the Members have been actively involved in and closely identified with the Business and will directly and indirectly derive substantial economic benefits from the transactions set forth in and contemplated by this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE AND SALE OF ACQUIRED ASSETS

          1.1         Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell, assign, transfer, convey and deliver, or caused to be sold, assigned, transferred, conveyed and delivered, to the Purchaser and the Purchaser agrees to purchase, on the Closing Date (as defined in Section 2.1), all of the Seller’s right, title and interest in and to the following assets, properties and rights of the Seller free and clear of all Liens (as defined in Section 3.1(e)):

(a)          all Insta-Link products and systems (including the large, basic and micro product lines and systems) and improvements thereto (collectively, the “Products”) and wireless hazard monitoring technologies and improvements thereto (collectively, the “Technologies”); and

(b)          all existing designs, engineering drawings, specifications, schematics, bills of materials, software, release notes, creative materials, advertising and promotional materials, studies, reports, installation and operation manuals, and other documentation necessary or desirable to enable the Purchaser to develop, build, market, sell, install, support, improve and otherwise exploit the Products and the Technologies (collectively, the “Documentation”); and

(c)          all inventions, patents, trademarks, servicemarks, trade names (including all rights to the name “Insta-Link”), brand names, logos, copyrights, trade secrets, confidential information, proprietary know-how, licenses, privileges, general intangibles, technology and other intellectual property rights of whatever kind or character relating to the Products, the Technologies and the Documentation as well as all remedies against past and future infringements thereof and rights to protection of interests therein under the laws of all jurisdictions (collectively, the “Intellectual Property Rights”); and

(d) all inventories of Products and related parts, components, accessories and supplies (collectively, the “Inventories”); and

(e) all goodwill associated with the Products and the other assets identified in this Section 1.1 (the “Goodwill”).

The Products, the Technologies, the Documentation, the Intellectual Property Rights, the Inventories and the Goodwill are hereinafter sometimes referred to collectively as the “Acquired Assets”.

          1.2          Open Orders. Unless otherwise agreed in writing, the Seller and Harvest, LLC shall be entitled to fulfill any open order for Products that remains open and unfilled as of the Closing Date (the “Open Orders”); provided, however, that that Seller and Harvest, LLC shall incur, assume and remain responsible for any and all of the costs, expenses, warranties, liabilities and obligations in connection with such Open Orders.

          1.3          No Assumption of Liabilities. The Purchaser shall acquire the Acquired Assets free and clear of all Liens, obligations and liabilities. The Purchaser does not assume and will in no way become liable or responsible for any obligations and liabilities of the Seller, Harvest LLC or the Members of any kind, whether now existing or hereafter arising, known or unknown, fixed or contingent, liquidated or unliquidated (“Excluded Liabilities”), including, without limitation, any obligation or liability with respect to federal, state or local income, employment, sales, use excise or real or personal property taxes or assessments, any product liability, breach of contract or warranty claim, any claims of creditors of the Seller or the Members, or any liabilities of Seller to its members, employees, consultants, agents and affiliates. The Seller shall assume and agree to pay, perform and discharge promptly when due, and each of the Seller, Harvest LLC and the Members agrees, jointly and severally, to indemnify the Purchaser against and hold it harmless from, all claims, suits, damages, losses, obligations, liabilities and expenses (including reasonable attorneys’ fees) of whatever kind or character that may arising in connection with any of the Excluded Liabilities. The Purchaser is purchasing the Acquired Assets only and shall not be liable for any of the Seller’s, Harvest, LLC’s or the Members’ liabilities or the performance of any of the Seller’s, Harvest, LLC’s or the Members’ obligations.

ARTICLE II
PURCHASE PRICE; CLOSING

          2.1          Purchase Price. The aggregate purchase price for the Acquired Assets (the “Purchase Price”) shall be $1,200,000 (the “Aggregate Fixed Payment”), plus an amount up to the Maximum Milestone Payment Amount (as defined below), if any, as and when such amounts may be payable in accordance with the terms of this Agreement.

          2.2          Payment of Aggregate Fixed Payment. The Purchaser shall pay the Aggregate Fixed Payment to the Seller in installments in accordance with the following schedule: (a) $400,000 shall be paid at Closing; (b) $400,000 shall be paid on the first anniversary of the Closing; and (c) $400,000 shall be paid on the second anniversary of the Closing.

          2.3          Milestone Payments. The Seller may be entitled to certain payments in the event that the Purchaser achieves specified levels of Net Revenues (as hereinafter defined) from the sale of the Products during the Measurement Period (as hereinafter defined), each such payment being referred to herein as an “Milestone Payment.” In the event that the Purchaser receives Net Revenue from the sale of Products during the Measurement Period of at least [***] then the Seller shall be entitled to a Milestone Payment of [***]. In the event that the Purchaser receives Net Revenue from the sale of Products during the Measurement Period of at least [***] in total, then the Seller shall be entitled to a Milestone Payment of an additional [***]. In the event that the Purchaser receives Net Revenue from the sale of Products during the Measurement Period of at least [***] in total during the Measurement Period, the Seller shall be entitled to a Milestone Payment of an additional [***]. The maximum aggregate Milestone Payments, if any, to which the Seller may be entitled to under this Agreement shall be $550,000 (the “Maximum Milestone Payment Amount”). The term “Net Revenues” shall mean the gross amount collected by the Purchaser from its customers arising from and attributable to the sale of the Products after the deduction of an allowance for (i) any amounts repaid or credited by reason of rejections, warranties or returns; (ii) sales, use, excise or similar taxes; (iii) unreimbursed freight or shipping charges; and (iv) promotion, volume discounts or rebates actually allowed and taken.

          2.4          Measurement Period. No later than forty-five (45) days after the last day of each calendar year following the Closing Date and continuing on an annual basis for a period of four (4) calendar years following the Closing (such four (4) year calendar period being referred to as a “Measurement Period”), the Purchaser shall prepare, or cause to be prepared, and deliver to the Seller a statement (each, a “Milestone Statement”) setting forth the Purchaser’s good faith calculations of actual Net Revenues received by the Purchaser from the sale of the Products and the resulting Milestone Payment, if any, to which the Seller is entitled for the annual, calendar period for the preceding year during the Measurement Period.

          2.5          Milestone Statement Review. The Seller shall have thirty (30) days following its receipt of the Milestone Statement (the “Milestone Payment Review Period”), to review the same. If no such statement is timely delivered by the Seller to the Purchaser within the Milestone Payment Review Period or the Seller delivers a statement of no objection to the Purchaser, the Seller shall be conclusively deemed to have accepted the Milestone Statement. If, however, the Seller shall object to the Milestone Statement, such statement shall include a detailed itemization of the Seller’s objections and its reasons for such objections and the Seller and the Purchaser shall work reasonably and in good faith to resolve such objections. If the parties are not able to resolve their disagreement and objections with respect to the Milestone Statement within thirty (30) days after the Seller delivers its objection, then the issues in dispute will be submitted for resolution to an independent accounting firm (the “Independent Accountant”), which shall be jointly selected and engaged by the Seller and the Purchaser pursuant to an engagement letter in customary form which shall be executed by each of the parties. The Independent Accountant shall consider only those items and amounts in the Milestone Statement which the Seller and the Purchaser are unable to resolve and each of the parties will be afforded the opportunity to present any material relating to the determination and to discuss the determination with the Independent Accountant. The determination of the Independent Accountant will be binding and conclusive on the parties. The fees, costs and expenses of the Independent Accountant will be apportioned between the Seller and the Purchaser based upon the inverse proportion of the disputed amounts in favor of such party (i.e. so that the prevailing party bears a lesser amount of such fees, costs and expenses).

          2.6          Payment. Each Milestone Payment, if any, will be paid by the Purchaser to the Seller by wire transfer of immediately available funds to an accounts specified by the Seller within ten (10) days of the following, as applicable: (a) the expiration of the Milestone Review Period, (b) the receipt by the Purchaser of a statement of no objection from the Seller, or (c) final determination by the Independent Accountant.

          2.7          Purchase Price Allocation. For Tax purposes, the Purchase Price (including, for purposes of this Section 2.2) shall be allocated among the Acquired Assets in accordance with Exhibit A. Each party agrees (a) to act in accordance with such allocation schedule in the preparation of financial statements and filing of all tax returns (including IRS Form 8594), (b) not to voluntarily take any position inconsistent therewith in the course of any tax contest, unless required to do so by applicable law, and (c) to provide the other promptly after request with any other information required to timely complete IRS Form 8594.

          2.8          Closing Date. The closing of the sale and transfer of the Acquired Assets (hereinafter called the “Closing”) shall take place at the offices of Lindquist & Vennum LLP located at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402 at 10:00 a.m. on February 14, 2014 or at such other time, date and place as shall be fixed by agreement among the parties hereto (such date of the Closing being hereinafter referred to as the “Closing Date”). The exchange of executed documents and other materials to be delivered at the Closing by facsimile or other electronic copy shall be deemed sufficient.

          2.9          Transactions to Be Effected at the Closing. At the Closing, and as a condition to the Purchaser’s and the Seller’s obligation to close:

               (a)          the Seller shall deliver to the Purchaser (i) appropriately executed bills of sale, assignments and other instruments of transfer pursuant to Section 5.2(e) relating to the Acquired Assets in form and substance satisfactory to the Purchaser, (ii) a certificate (dated not more than ten days prior to Closing) as to the good standing of Seller and Harvest, LLC in its jurisdiction of organization, (iii) a certificate of an officer of the Seller, dated as of the Closing Date, (x) attaching true and correct copies of the resolutions or consents of the board and members authorizing and approving this Agreement and the transactions contemplated hereby, (y) certifying that the representations and warranties contained in Article III are true and correct in all respects as of the date of the Closing, (iv) and such other documents as the Purchaser may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement; and

               (b)          the Purchaser shall deliver to the Seller (i) payment of that portion of the purchase price for the Acquired Assets due at the Closing as provided in Section 1.3(a), and (ii) such other documents as the Seller and Harvest, LLC may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

          3.1          Representations and Warranties of the Seller, Harvest, LLC and the Members. The Seller, Harvest, LLC and the Members, jointly and severally, hereby represent and warrant to, and agree with, the Purchaser, with the intention that the Purchaser may rely upon the same in connection with its performance of its obligations under this Agreement, that as of the date hereof and as of the Closing Date the following:

               (a)          Organization, Standing and Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of formation or organization and has all requisite corporate power and authority to own the Acquired Assets and to carry on its business related thereto. Harvest LLC is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation or organization and has all requisite corporate power and authority to own the Acquired Assets and to carry on its business related thereto.

               (b)          Authority. The Seller, Harvest, LLC and the Members each has all requisite corporate or company power and authority to execute, deliver and perform its obligations under this Agreement and to transfer title to the Acquired Assets. The execution and delivery of this Agreement and the transfer of title to the Acquired Assets have been duly authorized by all necessary corporate or company action on the part of the Seller and Harvest, LLC, including the approval of its members and board of directors or governors. This Agreement has been duly executed and delivered by the Seller, Harvest, LLC and the Members and constitutes a valid and binding obligation of the Seller, Harvest, LLC and the Members enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Seller, Harvest, LLC and the Members do not (i) violate any law, (ii) conflict with any provision of the certificate of organization, by-laws, operating agreement or member control agreement of the Seller, Harvest, LLC or the Members or result in the creation of any Lien (as defined in Section 3.1(e)) upon any of the Acquired Assets pursuant to any mortgage, indenture, lease, agreement or other instrument to which the Seller, Harvest, LLC or any Member is a party or by which the Seller, the Members or any of their properties is bound, (iii) result in a default (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation or acceleration or to loss of a benefit under any contract, agreement, indenture or instrument to which Seller, Harvest, LLC or any Member is a party or any permit, concession, franchise or license included in the Acquired Assets or (iv) require the consent, approval, order or authorization of, or the registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or any individual, corporation, partnership, joint venture, trust, business association or other entity (hereinafter, a “Person”, which term shall include a Governmental Entity).

               (c)          Compliance with Applicable Laws. To the best knowledge of the Seller, Harvest, LLC and the Members, the Seller and Harvest, LLC each has complied in all material respects with all laws, regulations, rules and orders of Governmental Entities applicable to the Acquired Assets (including all applicable environmental laws, rules and regulations). Neither the Seller nor Harvest, LLC has received any notice of any asserted violation of any such laws, regulations, rules or orders. No investigation or review by any Governmental Entity with respect to any of the Acquired Assets is pending or has been threatened, nor has any Governmental Entity indicated an intention to conduct the same.

               (d)          Litigation. There is no suit, action or proceeding pending, or, to the knowledge of the Seller, Harvest, LLC and the Members, threatened against, by or affecting the Seller or Harvest, LLC, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding, in each case which (i) adversely affects or could adversely affect the Acquired Assets or (ii) seeks to enjoin or prohibit any of the transactions contemplated by this Agreement.

               (e)          Title to Acquired Assets. The Seller owns good, clear and marketable title to all the Acquired Assets free and clear of all mortgages, liens, security interests, encumbrances, claims, charges, licenses, pledges, limitations or restrictions of any nature whatsoever (collectively, “Liens”). At the Closing, the Purchaser shall acquire the Acquired Assets free and clear of all Liens.

               (f)          Intellectual Property. The Seller is the sole and exclusive owner of all of the Intellectual Property Rights. From and after the Closing, the Purchaser may exercise the rights in the Intellectual Property and use the Intellectual Property in the conduct of the Business in the manner and to the extent presently conducted by the Seller and previously conducted by Harvest, LLC, without infringement of any third party intellectual property right, the requirement of any license to any third party technology, invention or intellectual property right, or any obligation to make any payment of any kind to any third party. Neither the Seller nor Harvest, LLC (i) has licensed or granted to any third party any rights under any Intellectual Property Rights; (ii) has received any notices of infringement or misappropriation by, or conflict with the rights of, any third party with respect to the Intellectual Property Rights; and (iii) has violated and is violating, infringing upon or otherwise acting adversely to any copyright, trademark, trademark rights, patent, patent rights, service mark, service name, trade name, licenses, confidential information or trade secrets owned by any third party, and there is no claim or action by any third party pending or threatened with respect thereto.

               (g)          Fair Value. The Seller, Harvest, LLC and the Members will, directly and indirectly, derive substantial economic benefit from the transactions set forth in and contemplated by the Agreement and are receiving fair and reasonably equivalent value in exchange for the sale, assignment, transfer, conveyance and delivery of the Acquired Assets and other obligations and transactions set forth in and contemplated by the Agreement.

               (h)          Solvency. None of the Seller, Harvest, LLC or the Members is insolvent. After giving effect to the consummation of the transaction contemplated by this Agreement, the Seller and Harvest, LLC each (a) shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), (b) shall have adequate capital to carry on its business, and (c) no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the present intent to hinder, delay or defraud either present or future creditors of the Seller, Harvest, LLC or the Members.

(i) Material Facts. Neither the Seller nor Harvest, LLC or the Members has withheld from the Purchaser any material facts relating to the Acquired Assets or the Business.

(j)          Reliance. The Seller, Harvest, LLC and the Members hereby acknowledge that the Purchaser is actually relying, and has the right to actually rely, upon all of the facts, covenants, representations and warranties contained in this Agreement or in any document or instrument delivered by the Seller, Harvest, LLC or the Members in connection with this Agreement.

          3.2          Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to, and agree with, the Seller, Harvest, LLC and the Members, with the intention that such parties may rely upon the same in connection with its or their performance of its obligations under this Agreement, that as of the date hereof and as of the Closing Date the following:

(a)          Organization, Good Standing and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby.

(b)          Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally. The execution and delivery of this Agreement by the Purchaser does not (i) violate any law, (ii) conflict with any provision of the certificate of incorporation or by-laws of the Purchaser or (iii) require the consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person.

ARTICLE IV
COVENANTS

          4.1          Covenants of the Seller Relating to Conduct of Business. During the period from the date of this Agreement and continuing until the Closing, the Seller and Harvest, LLC each agrees (except as expressly provided by this Agreement or to the extent that Purchaser shall otherwise consent in writing) that:

(a)           Ordinary Course. The Seller and Harvest, LLC shall carry on the Business and operate the Acquired Assets in the usual, regular and ordinary course in substantially the same manner as heretofore and use all reasonable efforts to preserve its relationships with customers, suppliers and others having dealings with the Seller and Harvest, LLC related to the Business to the end that its goodwill and ongoing Business shall be unimpaired in all material respects at the Closing.

(b)          No Dispositions. The Seller and Harvest, LLC shall not sell, license, lease, transfer or otherwise dispose of or encumber, or agree to sell, license, lease, transfer or otherwise dispose of or encumber, any of the Acquired Assets.

(c)          No Acquisitions or Commitments. The Seller and Harvest, LLC shall not acquire any assets or enter into any contract for the acquisition of any property or service related to the Acquired Assets other than as consistent with prior practice.

(d)          Other Actions. The Seller, Harvest, LLC and the Members shall not take any action that would or might result in any of the representations and warranties of the Seller or the Members set forth in this Agreement becoming untrue or in any of the conditions of the Closing set forth in Article V not being satisfied.

           4.2         Legal Conditions to Closing. The Purchaser and the Seller will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Closing and will promptly cooperate with and furnish information to each other in connection with any such legal requirements. The Purchaser and the Seller will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Person, required to be obtained or made by it in connection with any of the transactions contemplated by this Agreement.

           4.3         Expenses. Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

           4.4         Brokers or Finders. The Purchaser, the Seller and Harvest, LLC each represent to the other party, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and each of Purchaser and Seller respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

           4.5         Indemnification.

               (a)          The Seller, Harvest, LLC and the Members, jointly and severally, hereby agrees to indemnify the Purchaser and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses), as incurred, for or on account of or arising from or in connection with or otherwise with respect to or any breach on the part of the Seller of any representation or warranty contained in this Agreement. In addition, the Seller shall also indemnify the Purchaser and its affiliates against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) arising out of, or resulting from the ownership of the Acquired Assets or operation of the Business prior to the Closing Date or the Excluded Liabilities.

               (b)          The Purchaser hereby agrees to indemnify the Seller and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses), as incurred, for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation or warranty of the Purchaser contained in this Agreement.

               (c)          If the Purchaser shall be entitled to indemnification pursuant to this Agreement, the Purchaser shall, in addition to any other right hereunder, have the right to set-off the amount of any and all such claims against the Milestone Payment Amounts, if any, and any other amounts for which the Purchaser may be required to pay to the Seller under this Agreement.

           4.6         Additional Agreements. The Seller, Harvest, LLC and the Members will use all reasonable efforts to facilitate and effect the implementation of the transfer of the Acquired Assets to the Purchaser and, for such purpose but without limitation, the Seller and Harvest, LLC promptly will at and after the Closing Date execute and deliver to the Purchaser such assignments, deeds, bills of sale, consents and other instruments necessary to effect the transfer of the Acquired Assets to the Purchaser as contemplated hereby, as the Purchaser or its counsel may reasonably request as necessary or desirable for such purpose. If, in order properly to prepare its tax returns, other documents or reports required to be filed with Governmental Entities or its financial statements, it is necessary that the Purchaser be furnished with additional information relating exclusively to the Acquired Assets or the Seller and such information is in the Seller’s, Harvest, LLC’s or the Members’ possession, the Seller, Harvest, LLC and the Members will use all reasonable efforts to furnish such information to the Purchaser.

           4.7         Services. The Seller hereby covenants and agrees to provide certain services to the Purchaser following the Closing (the “Services”) without any additional compensation or payment, including Services set forth on and contemplated by Exhibit B, which is attached hereto and made a part hereof, that provide for (a) Product improvements; (b) training at the Purchaser’s headquarters; (c) demonstration systems for the Products; and (d) field support for the first three (3) installations of the Products. The Seller may also render certain other services to the Purchaser; provided, however, that such services would be rendered, if at all, pursuant to the terms of a separate services or independent contractor agreement containing terms that are mutually acceptable to the parties (“Services Agreement”). All inventions, concepts, creations and work product arising from the Services rendered by or on behalf of the Seller to the Purchaser, whether rendered pursuant to this Agreement or a separate Services Agreement, shall be for the exclusive benefit of the Purchaser, shall be deemed “works made for hire,” the exclusive property of the Purchaser and assigned to the Purchaser.

           4.8         Right of First Review. If at any time following the Closing and during the Measurement Period the Seller or Harvest, LLC decides to explore the possibility of selling, licensing or transferring any interest in technologies or products that it develops or acquires following the Closing, the Seller and Harvest, LLC each hereby covenants and agrees to use reasonable efforts to give written notice to the Purchaser of the same in order to provide the Purchaser with an opportunity to evaluate such technologies or products and express an interest which it may have in any such transaction before proceeding beyond a preliminary phase of discussions with any third party (the “ROFR”). It is expressly understood and agreed that neither the Seller nor Harvest, LLC has any obligation to the Purchaser under this Section 4.8 other than as expressed herein and neither party is obligated to proceed with any negotiations or transactions or accept any terms or conditions which are not fully acceptable to the parties in their sole discretion.

           4.9         Covenant Not to Compete. Each of the Seller, Harvest, LLC and the Members hereby represents, warrants, covenants and agrees with the Purchaser that for a period of five (5) years following the Closing Date, that neither the Seller, Harvest, LLC nor any of their governors, directors, officers, shareholders, members, employees, agents, or affiliates nor any of the Members will (a) anywhere within the United States of America or throughout the world, in any manner whatsoever, own, manage, operate, control or participate in, be employed by or be connected as a consultant, independent contractor or service provider with or the ownership, management, operation, control of any business of the type that designs, manufactures, distributes or sells products that are similar in purpose to the Products or otherwise, directly or indirectly, engage in the Business, or (b) take any other action which is designed, intended or might reasonably be anticipated with respect to the Products to compete with the Purchaser or injure or diminish the goodwill associated with the Business or the Acquired Assets. Notwithstanding the restrictive covenants contained in the preceding sentence, nothing in this Agreement shall be construed to prohibit or limit in any way the Seller of the Members or any of their affiliates from investing in any class of securities of any corporation which class of securities are listed on the National Securities Exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 and traded in the over-the-counter market, if Seller and its affiliates, collectively, shall beneficially own less than 5% or any class of securities of such corporation.

           4.10       Confidentiality and Use Restrictions.

                 (a)         Neither the Seller, Harvest, LLC nor any of the Members or any of their affiliates will, without the prior written consent of the Purchaser, at any time after the Closing Date (a) disclose any Confidential Information relating to any material aspect of the Business or the Acquired Assets to any person or entity (including but not limited to any the Technologies, the Documentation, the Intellectual Property Rights and other information relating to the Products or the Business not otherwise publicly available), or (b) use or exploit any such Confidential Information for its or his own benefit or for the benefit of any other person or entity other than the Purchaser.

                 (b)         In the event that the Seller or Harvest, LLC furnishes any of its Confidential Information to the Purchaser in connection with the ROFR set forth in Section 4.8, the Purchaser agrees that it will not, without the prior written consent of the Seller, at any time after the Closing Date (a) disclose any such Confidential Information to any other person or entity except to the Purchaser’s directors, officers, employees, advisors and representatives who have a need to know in order to evaluate the Confidential Information furnished by the Seller in connection with the ROFR, or (b) use or exploit any such Confidential Information for its benefit or for the benefit of any other person or entity other than to further the purposes of the ROFR or other provisions of this Agreement.

                 (c)         The term “Confidential Information” means all confidential and proprietary technical, business and other information which (i) is possessed or hereafter acquired by a party and disclosed to the other party, (ii) derives economic value from not being generally known to persons other than the disclosing party, and (iii) is the subject of efforts by the disclosing party that are reasonable under the circumstances to maintain its secrecy or confidentiality. The term shall not include any information which (a) at the time of disclosure is, or thereafter becomes, generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipient), (b) at the time of disclosure is, or thereafter becomes, available to the recipient on a non-confidential basis from a source other than the disclosing party, provided that such source is not and was not bound by a confidentiality agreement with the disclosing party or any other legal obligation of non-disclosure, or (c) independently acquired or developed by the recipient without violating any of its obligations under this Agreement or any other agreement by, between or among the parties.

           4.11          Reasonableness. Each of the Seller, Harvest, LLC and the Members acknowledges that the provisions of Section 4.9 and Section 4.10(a) served as a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby and that the restrictions contained herein are reasonably necessary to protect the legitimate interests of the Purchaser, are reasonable in scope and duration and are not unduly restrictive.

           4.12          Injunctive Relief. Each of the Seller, Harvest, LLC, the Members and the Purchaser acknowledges and agrees that a breach of any of the terms of Section 4.9 and Section 4.10(a) will render irreparable harm to the Purchaser, and the Purchaser acknowledges and agrees that a breach of any of the terms of Section 4.10(b) will render irreparable harm to the Seller and Harvest, LLC. Each of the Seller, Harvest, LLC, the Members and the Purchaser acknowledges and agrees that a remedy at law for a breach of such provisions is inadequate, and that the non-breaching party shall therefore be entitled to any and all equitable relief, including but not limited to, injunctive relief.

ARTICLE V
CONDITIONS PRECEDENT

           5.1          Conditions to Each Party’s Obligation. The obligations of the Purchaser to purchase the Acquired Assets and the obligation of the Seller to sell the Acquired Assets to the Purchaser shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                (a)          Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred.

                (b)          No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the transfer of title to the Acquired Assets shall be in effect.

           5.2          Conditions to Obligations of the Purchaser. The obligations of the Purchaser to purchase the Acquired Assets are subject to the satisfaction on and as of the Closing Date of each of the following conditions:

                (a)          Representations and Warranties. The representations and warranties of the Seller, Harvest, LLC and the Members set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Purchaser shall have received a certificate signed by a duly authorized officer of the Seller and Harvest, LLC to such effect.

                (b)          Performance of Obligations of the Seller. The Seller and Harvest, LLC each shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Purchaser shall have received a certificate signed by a duly authorized officer of the Seller and Harvest, LLC to such effect.

          5.3          Conditions to the Seller’s Obligation. The obligation of the Seller to sell the Acquired Assets is subject to the satisfaction on and as of the Closing Date of each of the following conditions:

                (a)          Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Seller shall have received a certificate signed by an officer of the Purchaser to such effect.

                (b)          Performance of Obligations of the Purchaser. The Purchaser shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and the Seller shall have received a certificate signed by an officer of the Purchaser to such effect.

ARTICLE VI
TERMINATION AND WAIVER

6.1	Termination. This Agreement may be terminated at any time prior to the Closing:

	(a)	by mutual consent of Purchaser and the Seller; or

	(b)	by either Purchaser or the Seller if the Closing shall not have occurred before February 14, 2014.

          6.2          Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
GENERAL PROVISIONS

           7.1          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Purchaser, to:

Electro-Sensors, Inc. 6111 Blue Circle Drive Minnetonka, MN 55343 Attn: David L. Klenk

with a copy to:

Lindquist & Vennum LLP 4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Attn: George H. Singer

(b)	if to the Seller, Harvest, LLC or the Members, to:

Harvest Engineering Inc. 25035 W. Black Rd. Shorewood, IL 60404

with a copy to:

Thomas E. Carey, Esq. 3033 W. Jefferson Street, Suite 208 Joliet, IL 60435

           7.2          Interpretation. The language used in this Agreement will be deemed to be the language chosen by all of the parties hereto to express their mutual intention and no rule of strict construction will be applied against any party. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

           7.3          Survival of Representations. The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall remain in full force and effect following the Closing.

           7.4          Counterparts. This Agreement may be executed by facsimile or in pdf and in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           7.5          Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

           7.6          Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota (without regard to its conflicts of laws principles). Any cause of action arising out of the execution or performance of this Agreement shall be venued in a court of competent jurisdiction located in the State of Minnesota and all of the parties hereto consent to the jurisdiction of such courts and hereby waive any argument that venue in any such forum is not convenient.

           7.7          Waver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER, CAUSE OR DISPUTE ARISING OUT THIS AGREEMENT OR THE TRANSACTIONS SET FORTH HEREIN OR CONTEMPLATED HEREBY.

           7.8          Publicity. So long as this Agreement is in effect until the Closing Date, and unless otherwise required by applicable law, neither the Seller nor the Purchaser shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

           7.9          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

           7.10        Amendments. No amendment, modification or waiver of this Agreement will be effective unless specifically made in writing and duly signed by the party to be bound thereby. No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any party.

          IN WITNESS WHEREOF, the Purchaser, the Seller, Harvest, LLC and the Members have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

SELLER:

HARVEST ENGINEERING INC.

By:	/s/ Bruce Meyer
Its:

HARVEST, LLC:

HARVEST ENGINEERING LLC

By:	/s/ Bruce Meyer
Its:

MEMBERS:

BRUCE MEYER

/s/ Bruce Meyer

STEPHEN MEYER

/s/ Stephen Meyer

PURCHASER:

ELECTRO-SENSORS, INC.

By:	/s/ David Klenk
Its:	President